Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K of our report dated March 3, 2006, relating to the consolidated financial statements of US LEC Corp. and subsidiaries, and of our report dated March 3, 2006 relating to the consolidated financial statement schedule appearing elsewhere in this Form 8-K.

/S/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 2, 2007